        Exhibit 2.2
Execution Version
AMENDMENT AGREEMENT TO PURCHASE AGREEMENT

This Amendment Agreement (this “Amendment”) to the Equity and Asset Purchase Agreement of May 18, 2022 (the “Purchase Agreement”) by and among CURO Intermediate Holdings Corp. (“Seller”), Sparrow Purchaser, LLC (“Purchaser”), and, solely for the purposes of Section 11.17 thereto, CCF Intermediate Holdings LLC (“Purchaser Parent”), is entered into as of July 8, 2022 (the “Effective Date”), by and among Seller, Purchaser and Purchaser Parent. Seller, Purchaser and Purchaser Parent are referred to herein each as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, pursuant to Section 11.09 of the Purchase Agreement, the Purchase Agreement may be modified or amended only by an instrument or instruments in writing signed by the parties thereto;
WHEREAS, the Parties now desire to enter into this Amendment to amend certain provisions of the Purchase Agreement, as set out herein.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree to amend the Purchase Agreement as follows:
AMENDMENT
1.Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Purchase Agreement.
2.Amendment to Purchase Agreement.
(a)    Section 5.05(d) is hereby added to the Purchase Agreement with the following language:
“(d)    Subject to and without limiting Section 5.05(b) or anything contained in the Transition Services Agreement and not in derogation of any other transition arrangements of the parties, and otherwise in accordance with the terms and subject to the conditions of this Agreement, beginning on the Closing Date and continuing until December 31, 2022, Purchaser may from time to time request in writing that Seller and its Affiliates provide Purchaser and the Transferred Entities, and promptly upon receipt of any such written request, Seller shall use its commercially reasonable efforts to provide Purchaser and the Transferred Entities, with the benefit to the fullest extent practicable under any Commingled Contract that has not been apportioned in accordance with Section 5.05(b) and is specified in the written request, the rights and obligations of those portions of any such Commingled Contract that relate to the Business (the “Commingled Contract Access Rights”); provided, however, that Purchaser and the Transferred Entities, as applicable, shall use commercially reasonable efforts to cease obtaining the benefit of Commingled Contract Access Rights through Seller and its Affiliates by October 1, 2022 and shall have periodic discussions at the appropriate levels as may be reasonably requested by Seller regarding any transition from services provided by Seller or any of its Affiliates pursuant to the Commingled Contracts Access Rights. In connection with Purchaser’s exercise of the Commingled Contract Access Rights and as a condition to Purchaser’s entitlement thereto, Seller and Purchaser shall agree in writing the costs and expenses to be borne by Purchaser in connection with the provision of benefits to Purchaser and/or the Transferred Entities under the applicable Commingled Contract, which shall be equal to the direct costs incurred by Seller or its Affiliates under the applicable Commingled Contract in respect of the pro rata portion of the benefits thereunder provided to Purchaser and/or the Transferred Entities pursuant to the Commingled Contract Access Rights. If Purchaser reasonably objects in writing within fifteen (15) Business Days to the costs to be borne by Purchaser with respect to a Commingled Contract, Seller shall promptly provide reasonable acceptable supporting documents for such costs. In connection with the provision of the Commingled Contract Access Rights to Purchaser and the Transferred Entities, each of Purchaser, the Transferred Entities, and Seller and its Affiliates will comply, in all material

        Exhibit 2.2

respects, with the applicable Commingled Contracts. Purchaser shall indemnify and hold the Seller Indemnified Persons harmless from and against any Losses arising out of, in connection with or by reason of Seller’s provision of any Commingled Contract Access Rights and, except to the extent arising from (x) gross negligence or willful misconduct by Seller or its Affiliates (unless such actions were taken at the direction or request of Purchaser or the Transferred Entities) or (y) any failure by Seller or its Affiliates to comply with their obligations under this Section 5.05(d). For the purpose of clarity, Losses shall include any fees, penalties or the like that may be incurred by Seller or its Affiliates for the extension, renewal, expansion or the like of Commingled Contracts that would have expired or terminated but for Purchaser’s request for provision of Commingled Contract Access Rights. Any indemnification claims under this Section 5.05(d) shall be governed by the provisions of Section 10.05 and Section 10.06.”
3.Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Purchase Agreement shall continue in full force and effect.
4.Conflicting Terms. In the event of any inconsistency or conflict between the Purchase Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.
5.Counterparts. This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one (1) and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.
6.Continuing Effectiveness. After giving effect to this Amendment, the Purchase Agreement shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect. The amendments set forth herein are limited as written, and except as specifically provided in this Amendment, no other amendments, waivers, revisions or changes to the terms of the Purchase Agreement shall be made or permitted hereby. Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import shall mean and be a reference to the Purchase Agreement as amended hereby.
7.Miscellaneous. Section 11.01 (Interpretation; Absence of Presumption), Section 11.03 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Section 11.07 (Notices), Section 11.08 (Successors and Assigns), and Section 11.10 (Severability) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.
    [Signature Pages Follow]

        Exhibit 2.2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CURO INTERMEDIATE HOLDINGS CORP.

By:	/s/ Donald Gayhardt
Name:    Donald Gayhardt
Title:    Chief Executive Officer and President

[Signature Page to Amendment Agreement to Purchase Agreement]

        Exhibit 2.2

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

SPARROW PURCHASER, LLC

By:	/s/ Michael Durbin
Name:    Michael Durbin
Title:    Chief Financial Officer and
Executive Vice President

CCF INTERMEDIATE HOLDINGS LLC

By:	/s/ Michael Durbin
Name:    Michael Durbin
Title:    Chief Financial Officer and
Executive Vice President

[Signature Page to Amendment Agreement to Purchase Agreement]